Exhibit 99.1

PRA Health Sciences Announces Retirement of Chief Financial Officer and Promotion of Michael Bonello to CFO

April 25, 2018, Raleigh, N.C.

PRA Health Sciences, Inc. (NASDAQ: PRAH) today announced that Linda Baddour, Executive Vice President and Chief Financial Officer will retire from her position as CFO, effective May 1, 2018.  Ms. Baddour will remain as Executive Vice President of the Company through September 30, 2018, to assist with the transition of her responsibilities and act as a special advisor to the Chairman and Chief Executive Officer.

In addition, the Company announced that Michael J. Bonello has been appointed by the Board of Directors as Executive Vice President and Chief Financial Officer, effective May 1, 2018. Mr. Bonello currently serves as Senior Vice President, Accounting and Corporate Controller for PRA Health Sciences, after having joined the Company in 2008. Prior to joining the Company, Mr. Bonello held positions with Cree, Inc., where he was Director of Finance/Corporate Controller, and Genworth Financial (formerly GE Mortgage Insurance Corporation) where he served as Vice President, Domestic Controller and Global Reporting Leader.  Mr. Bonello also served for seven years in the audit practice at PricewaterhouseCoopers, LLP. He received a BBA with a concentration in accounting from St. Bonaventure University. Mr. Bonello has direct experience in all relevant financial disciplines, including corporate finance, treasury, accounting and control, business planning and analysis, tax, risk management, corporate development/M&A, and investor relations.

“On behalf of everyone at PRA Health Sciences and our Board of Directors, I want to thank Linda for her financial leadership and many contributions to PRA during her tenure as CFO over the past 11 years.  I wish her much happiness as she transitions into retirement,” said Colin Shannon, PRA’s Chairman and Chief Executive Officer.  “I have full confidence in Mike’s ability to lead our finance organization, and we expect a smooth transition. Mike brings a tremendous depth of experience and leadership, and he will continue to be a tremendous asset to PRA in this new role as we continue to grow the company.”

“I’m tremendously grateful to Colin and our Board for having had the opportunity to help lead PRA for the past 11 years,” said Linda Baddour.  “I’m proud of what we have accomplished during that time and the growth that we have been able to achieve.  Having worked with Mike as my deputy over the past 10 years, I know that he will be a fantastic Chief Financial Officer for PRA.”

PRA Health Sciences looks forward to providing an update to investors during its 1st quarter 2018 conference call that will be held on Thursday, April 26, 2018 at 9:00 a.m. (ET). Those wishing to participate should dial (877) 930-8062 within the United States or (253) 336-7647 outside the United States and enter conference ID 2471729. A live audio broadcast will also be available on the investor relations section of the PRA Health Sciences website.

ABOUT PRA HEALTH SCIENCES

PRA is one of the world’s leading global contract research organizations, by revenue, providing outsourced clinical development services to the biotechnology and pharmaceutical industries. PRA’s global clinical development platform includes More than 70 offices across North America, Europe, Asia, Latin America, South Africa, Australia and the Middle East, and over 15,800 employees worldwide. Since 2000, PRA has participated in approximately 3,700 clinical trials worldwide. In addition, PRA has participated in the pivotal or supportive trials that led to U.S. Food and Drug Administration or international regulatory approval of more than 75 drugs. To learn more about PRA, please visit www.prahs.com.

Media Inquiries: Christine Rogers, Director, Public Relations, Corporate Communications rogerschristine@prahs.com